UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

MVP REIT II, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-205893	47-3945882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (858) 369-7959

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As of January 6, 2016, the escrow agent has released all proceeds from initial subscriptions that had been placed in escrow until the minimum $2,000,000 offering was reached to MVP REIT II, INC., (the “Company”).  As a result, all initial subscribers have been admitted as stockholders of the Company.

Funds from subscriptions are now available to the Company for acquisitions and other purposes. Residents of Pennsylvania will not be admitted until gross offering proceeds exceed $25 million in shares sold.

Item 2.01 Completion of Acquisition or Disposition of Assets

The Company has entered into a joint venture with MVP REIT II, Inc. on January 6, 2016 to purchase the membership interests of an entity that owns two parking lots located in Minneapo1is for a purchase price of approximately $15,495,000 plus closing costs.  The purchase shall be accomplished through a limited liability company owned jointly by the Company and MVP REIT, Inc (collectively, “MVP”). The Company’s share of the purchase price is approximately $2,000,000 plus closing costs and the Company will own a 12.91% interest in the limited liability company.  The first parking lot is located at 1022 Hennepin Avenue (the “Hennepin lot”). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces.  The second parking lot is located at 41 10th Street North (the “10th Street lot”). The 10th street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces.

Both the Hennepin lot and 10th Street lot will be leased by SP Plus, a Delaware parking operator, under a net lease agreement where MVP will be responsible for property taxes and SP Plus will pay for all insurance and maintenance costs. SP Plus will pay a cumulative annual rent of $800,000 which will not be reduced when the 10th Street lot closes. In addition, the lease provides revenue participation with MVP receiving 70% of gross receipts over $1,060,000 but not in excess of $1,300,000 plus 80% of annual gross receipts in excess of $1,300,000. The term of the lease will be for 5 years.

In addition, it is anticipated that the 10th Street lot will be closed after approximately 90 days and will be listed for sale for development purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2016

MVP REIT II, INC.

By: __/s/ Tracee Gress_______________
Tracee Gress
Chief Financial Officer